Exhibit 99.1

ConocoPhillips Reports Fourth-Quarter and Full-Year 2020 Results; Announces Quarterly Dividend

The 2020 results discussed herein reflect the performance of ConocoPhillips prior to the acquisition of Concho, which closed in January 2021.

HOUSTON--(BUSINESS WIRE)--February 2, 2021--ConocoPhillips (NYSE: COP) today reported a fourth-quarter 2020 loss of $0.8 billion, or ($0.72) per share, compared with fourth-quarter 2019 earnings of $0.7 billion, or $0.65 per share. Excluding special items, fourth-quarter 2020 adjusted earnings were a loss of $0.2 billion, or ($0.19) per share, compared with fourth-quarter 2019 adjusted earnings of $0.8 billion, or $0.76 per share. Special items for the current quarter were primarily due to non-cash impairments related to the Alaska North Slope Gas asset and non-core assets in Lower 48, in addition to exploration-related expenses in Other International, partially offset by an unrealized gain on Cenovus Energy equity.

Full-year 2020 earnings were a loss of $2.7 billion, or ($2.51) per share, compared with full-year 2019 earnings of $7.2 billion, or $6.40 per share. Excluding special items, full-year 2020 adjusted earnings were a loss of $1.0 billion, or ($0.97) per share, compared with full-year 2019 adjusted earnings of $4.0 billion, or $3.59 per share.

“I want to thank our workforce for their efforts in the face of a most challenging year,” said Ryan Lance, chairman and chief executive officer. “Throughout 2020, they protected each other, helped mitigate the spread of COVID-19 and safely executed our business as we adapted to changing market conditions. There was nothing easy about 2020, but the lessons from the year served to strengthen our conviction that ConocoPhillips offers the right value proposition for this volatile business -- free cash flow generation, a strong balance sheet, commitment to differential returns of and on capital and ESG leadership.

“Despite the significant industry-wide downturn in 2020, we successfully delivered this value proposition and remain committed to it. As we enter 2021, our ability to lead the sector in value creation is enhanced by the recent Concho acquisition that creates a best-in-class competitor of scale to thrive in the new energy future.”

Full-Year 2020 Summary and Recent Announcements

  Enhanced both our portfolio and financial framework through the acquisition of Concho in an all-stock transaction, as well as purchasing bolt-on acreage in Canada and Lower 48.
  Full-year production, excluding Libya, of 1,118 MBOED; curtailed approximately 80 MBOED during the year.
  Cash provided by operating activities was $4.8 billion. Excluding working capital, cash from operations (CFO) of $5.2 billion exceeded capital expenditures and investments of $4.7 billion, generating free cash flow of $0.5 billion.
  Generated $1.3 billion in disposition proceeds from non-core asset sales.
  Distributed $1.8 billion in dividends and repurchased $0.9 billion of shares, representing a 53 percent return of CFO to shareholders.
  Ended the year with cash, cash equivalents and restricted cash totaling $3.3 billion and short-term investments of $3.6 billion, equaling $6.9 billion in ending cash and short-term investments.
  Announced two significant discoveries in Norway and achieved first production at Tor II; continued appraisal drilling and started up first pads and related infrastructure in Montney.
  Adopted a Paris-aligned climate risk framework with ambition to achieve net-zero operated emissions by 2050 as part of our commitment to ESG excellence.

Quarterly Dividend

ConocoPhillips announced a quarterly dividend of 43 cents per share, payable March 1, 2021, to stockholders of record at the close of business on Feb. 12, 2021.

Fourth-Quarter Review

Production excluding Libya for the fourth quarter of 2020 was 1,144 thousand barrels of oil equivalent per day (MBOED), a decrease of 145 MBOED from the same period a year ago. After adjusting for closed acquisitions and dispositions, fourth-quarter 2020 production decreased 88 MBOED or 7 percent from the same period a year ago. This decrease was primarily due to normal field decline partially offset by new production from the Lower 48 and other development programs across the portfolio. Production from Libya averaged 25 MBOED.

In the Lower 48, production averaged 395 MBOED including Eagle Ford of 183 MBOED, Bakken of 94 MBOED and Permian of 88 MBOED. At Montney, the first phase of development continued as drilling and completion operations progressed as planned, with the third pad on track to come on line in the first quarter of 2021. In Norway, in addition to achieving first oil at Tor II, the company made two significant discoveries with an estimated total resource of between 125 million and 390 million barrels of oil equivalent (BOE). In China, first oil was achieved at Bohai Phase 4A.

Earnings decreased from fourth-quarter 2019 due to lower realized prices and reduced volumes, as well as non-cash impairments in Alaska and Lower 48. These decreases were partially offset by the increase in Cenovus Energy equity market value. Excluding special items, adjusted earnings were lower compared with fourth-quarter 2019 due to lower realized prices and reduced volumes, partially offset by a decrease in operating costs associated with reduced volumes. The company’s total average realized price was $33.21 per BOE, 29 percent lower than the $47.01 per BOE realized in the fourth quarter of 2019, reflecting lower marker prices.

For the quarter, cash provided by operating activities and CFO was $1.7 billion. CFO included a benefit of $0.15 billion primarily due to favorable outcomes on dispute settlements, which were offset in operating working capital. The company funded $1.1 billion of capital expenditures and investments, paid $0.5 billion in dividends, repurchased $0.2 billion of shares and reported $0.4 billion in net sales of investments in financial instruments.

Full-Year Review

Production excluding Libya for 2020 was 1,118 MBOED. After adjusting for closed acquisitions and dispositions as well as estimated curtailments of approximately 80 MBOED, of which 55 MBOED were in the Lower 48, production for 2020 would have been 1,176 MBOED. This represents a 15 MBOED decrease from 2019. This decrease was primarily due to normal field decline partially offset by new production from the Lower 48 and other development programs across the portfolio. Production from Libya averaged 9 MBOED in 2020 as operations remained in force majeure for most of the year.

The company’s total realized price for 2020 was $32.15 per BOE, compared with $48.78 per BOE in 2019. This 34 percent reduction reflected lower marker prices.

In 2020, cash provided by operating activities was $4.8 billion. Excluding a $0.4 billion change in operating working capital, ConocoPhillips generated CFO of $5.2 billion. The company generated $1.3 billion in disposition proceeds, funded $4.7 billion of capital expenditures and investments (including bolt-on acquisitions of approximately $0.5 billion) and paid dividends of $1.8 billion. The company also repurchased shares of $0.9 billion and reported $0.7 billion in net purchases of investments in financial instruments.

Reserves Update

Preliminary 2020 year-end proved reserves are approximately 4.5 billion BOE. The total reserve replacement ratio, including market factors and closed acquisitions and dispositions, is expected to be negative 86 percent.

Reserve changes excluding market factors and closed acquisitions and dispositions are expected to add 0.3 billion BOE, resulting in an organic reserve replacement ratio of approximately 65 percent. Market factors represent the use of historical 12-month pricing in measuring proved reserves as prescribed by Securities and Exchange Commission (SEC) guidelines and reduced reserves by 0.6 billion BOE.

Final information related to the company’s 2020 oil and gas reserves, as well as costs incurred, will be provided in ConocoPhillips’ Annual Report on Form 10-K, to be filed with the SEC in February.

Outlook

On Jan. 15, 2021 ConocoPhillips closed the acquisition of Concho. That milestone initiated the process of fully integrating the company and developing forward-looking estimates for the combined entity, including customary guidance items for 2021. The company expects to provide additional guidance in March but is providing an outlook for expected combined company operating plan capital and annual production volumes at this time.

The company has set a 2021 operating plan capital budget of $5.5 billion. This includes $5.1 billion to sustain current production and $0.4 billion for investment in major projects, primarily in Alaska, in addition to ongoing exploration appraisal activity.

The operating plan capital budget of $5.5 billion is expected to maintain flat production as compared to 2020 pro forma production of approximately 1.5 million BOED. 2020 pro forma production assumes Concho reported production for the nine months ended Sep. 30, 2020 and ConocoPhillips full year production adjusted for Libya, closed dispositions and impact from curtailments. For additional information on operating plan capital, go to www.conocophillips.com/investor.

Lance commented, “While the industry fundamentals have strengthened off the 2020 lows, we believe setting a sustaining capital program for 2021 is the right approach for our company. It clearly demonstrates our commitment to free cash flow generation and creates flexibility to return additional capital to shareholders at higher prices. Most importantly, the closing of the Concho transaction clears the way for us to begin comprehensive integration and optimization efforts across every part of our business. It’s early days post-closing, but our organization is working diligently to ensure we emerge from the integration as the strongest competitor in the business. We have already sourced the capital and cost reductions we announced at the time of the deal and now see a path to outperforming those expectations.”

Lance continued, “To put our current expectations into perspective, in 2019 the two companies’ combined pro forma 2019 adjusted operating costs were approximately $7 billion. We anticipate entering 2022 at an annual adjusted operating cost run rate of approximately $6 billion. Of this $1 billion reduction, approximately $0.4 billion was driven by actions taken by both companies prior to the deal announcement, with the remaining to be realized through cost reductions to be implemented in conjunction with the transaction. When combined, the $1 billion in lower annual expenses represents a major value upgrade for the new company and greatly enhances the competitiveness of our free cash flow generation capability. This is even more powerful considering that the 2022 run rate assumes roughly the same production level as 2019. We look forward to providing additional detail and periodic updates on the progress of these efforts during the coming months.”

See the table at the end of this release for additional information about 2019 pro forma adjusted operating costs.

ConocoPhillips will host a conference call today at 12:00 p.m. Eastern time to discuss this announcement. To listen to the call and view related presentation materials and supplemental information, go to www.conocophillips.com/investor.

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About ConocoPhillips

Headquartered in Houston, Texas, ConocoPhillips had operations and activities in 15 countries, $63 billion of total assets, and approximately 9,700 employees at Dec. 31, 2020. Production excluding Libya averaged 1,118 MBOED for the twelve months ended Dec. 31, 2020, and proved reserves were 4.5 BBOE as of Dec. 31, 2020. For more information, go to www.conocophillips.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements as defined under the federal securities laws. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. Words and phrases such as “anticipate," “estimate,” “believe,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict," “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and other similar words can be used to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to be reasonable at the time such forward-looking statement is made. However, these statements are not guarantees of future performance and involve certain risks, uncertainties and other factors beyond our control. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in the forward-looking statements. Factors that could cause actual results or events to differ materially from what is presented include the impact of public health crises, including pandemics (such as COVID-19) and epidemics and any related company or government policies or actions; global and regional changes in the demand, supply, prices, differentials or other market conditions affecting oil and gas, including changes resulting from a public health crisis or from the imposition or lifting of crude oil production quotas or other actions that might be imposed by OPEC and other producing countries and the resulting company or third-party actions in response to such changes; changes in commodity prices, including a prolonged decline in these prices relative to historical or future expected levels; changes in expected levels of oil and gas reserves or production; potential failures or delays in achieving expected reserve or production levels from existing and future oil and gas developments, including due to operating hazards, drilling risks or unsuccessful exploratory activities; unexpected cost increases or technical difficulties in constructing, maintaining or modifying company facilities; legislative and regulatory initiatives addressing global climate change or other environmental concerns; investment in and development of competing or alternative energy sources; disruptions or interruptions impacting the transportation for our oil and gas production; international monetary conditions and exchange rate fluctuations; changes in international trade relationships, including the imposition of trade restrictions or tariffs on any materials or products (such as aluminum and steel) used in the operation of our business; our ability to collect payments when due under our settlement agreement with PDVSA; our ability to collect payments from the government of Venezuela as ordered by the ICSID; our ability to liquidate the common stock issued to us by Cenovus Energy Inc. at prices we deem acceptable, or at all; our ability to complete our announced or any future dispositions or acquisitions on time, if at all; the possibility that regulatory approvals for our announced or any future dispositions or acquisitions will not be received on a timely basis, if at all, or that such approvals may require modification to the terms of the transactions or our remaining business; business disruptions during or following our announced or any future dispositions or acquisitions, including the diversion of management time and attention; the ability to deploy net proceeds from our announced or any future dispositions in the manner and timeframe we anticipate, if at all; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation, including litigation related to our transaction with Concho Resources Inc. (Concho); the impact of competition and consolidation in the oil and gas industry; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; general domestic and international economic and political conditions; the ability to successfully integrate the operations of Concho with our operations and achieve the anticipated benefits from the transaction; unanticipated difficulties or expenditures relating to the Concho transaction; changes in fiscal regime or tax, environmental and other laws applicable to our business; and disruptions resulting from extraordinary weather events, civil unrest, war, terrorism or a cyber attack; and other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission. Unless legally required, ConocoPhillips expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Note to U.S. Investors – The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves. We may use the term “resource” in this news release that the SEC’s guidelines prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the oil and gas disclosures in our Form 10-K and other reports and filings with the SEC. Copies are available from the SEC and from the ConocoPhillips website.

Use of Non-GAAP Financial Information – To supplement the presentation of the company’s financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP), this news release and the accompanying supplemental financial information contain certain financial measures that are not prepared in accordance with GAAP, including adjusted earnings (calculated on a consolidated and on a segment-level basis), adjusted earnings per share, cash from operations (CFO), free cash flow, operating costs and adjusted operating costs.

The company believes that the non-GAAP measures adjusted earnings (both on an aggregate and a per-share basis), operating costs and adjusted operating costs are useful to investors to help facilitate comparisons of the company’s operating performance associated with the company’s core business operations across periods on a consistent basis and with the performance and cost structures of peer companies by excluding items that do not directly relate to the company’s core business operations. Operating costs is defined by the company as the sum of production and operating expenses, selling, general and administrative expenses, exploration general and administrative expenses, geological and geophysical, lease rentals and other exploration expenses. Adjusted operating costs is defined as the company’s operating costs further adjusted to exclude expenses that do not directly relate to the company’s core business operations and are included as adjustments to arrive at adjusted earnings to the extent those adjustments impact operating costs. The company has also calculated adjusted operating costs on a pro forma basis to supplement investors’ understanding of forward-looking information of the combined company. The company has made certain reclassification adjustments to conform historical Concho expense presentation to ConocoPhillips’ expense presentation, as well as reflected the effects of accounting policy differences. Please see the calculation and effects of such adjustments in Table 6 below. The company further believes that the non-GAAP measure CFO is useful to investors to help understand changes in cash provided by operating activities excluding the timing effects associated with operating working capital changes across periods on a consistent basis and with the performance of peer companies. Free Cash Flow is defined as CFO net of capital expenditures and investments. The company believes free cash flow is useful to investors in understanding how existing cash from operations is utilized as a source for sustaining our current capital plan and future development growth. Free cash flow is not a measure of cash available for discretionary expenditures since the company has certain non-discretionary obligations such as debt service that are not deducted from the measure. The company believes that the above-mentioned non-GAAP measures, when viewed in combination with the company’s results prepared in accordance with GAAP, provides a more complete understanding of the factors and trends affecting the company’s business and performance. The company’s Board of Directors and management also use these non-GAAP measures to analyze the company’s operating performance across periods when overseeing and managing the company’s business.

Each of the non-GAAP measures included in this news release and the accompanying supplemental financial information has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the company’s presentation of non-GAAP measures in this news release and the accompanying supplemental financial information may not be comparable to similarly titled measures disclosed by other companies, including companies in our industry. The company may also change the calculation of any of the non-GAAP measures included in this news release and the accompanying supplemental financial information from time to time in light of its then existing operations to include other adjustments that may impact its operations.

Reconciliations of each non-GAAP measure presented in this news release to the most directly comparable financial measure calculated in accordance with GAAP are included in the release.

Other Terms – This news release also contains the term underlying production. Underlying production excludes Libya and reflects the impact of closed acquisitions as of the close date and closed dispositions with an assumed close date of January 1, 2019. The company believes that underlying production is useful to investors to compare production excluding Libya and reflecting the impact of closed acquisitions and dispositions on a consistent go-forward basis across periods and with peer companies.

References in the release to earnings refer to net income/(loss) attributable to ConocoPhillips.

ConocoPhillips
Table 1: Reconciliation of earnings to adjusted earnings
$ Millions, Except as Indicated

	4Q20				4Q19				2020 FY				2019 FY
	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)
Earnings			$ (772)	(0.72)			720	0.65			(2,701)	(2.51)			7,189	6.40
Adjustments:
Impairments	1,124	(255)	869	0.81	386	(90)	296	0.27	1,680	(377)	1,303	1.20	682	(156)	526	0.47
Exploration expenses	84	(17)	67	0.06	-	-	-	-	84	(17)	67	0.06	-	-	-	-
Pending claims and settlements	46	(10)	36	0.03	10	33	43	0.04	(75)	9	(66)	(0.06)	(378)	(4)	(382)	(0.34)
Transaction and restructuring expenses	24	(5)	19	0.02	-	-	-	-	24	(5)	19	0.02	-	-	-	-
Unrealized (gain) loss on FX derivative	17	(3)	14	0.01	18	(3)	15	0.01	(38)	8	(30)	(0.03)	33	(5)	28	0.02
Pension settlement expense	17	(4)	13	0.01	8	(2)	6	0.01	44	(10)	34	0.03	45	(9)	36	0.03
Unrealized (gain) loss on CVE shares	(447)	-	(447)	(0.41)	(160)	-	(160)	(0.14)	855	-	855	0.79	(649)	-	(649)	(0.58)
Net gain on asset sales	-	-	-	-	(67)	11	(56)	(0.05)	(551)	(14)	(565)	(0.52)	(1,880)	(348)	(2,228)	(1.98)
Malaysia Deepwater tax incentive	-	-	-	-	-	-	-	-	-	-	-	-	-	(164)	(164)	(0.15)
Alberta tax credit	-	-	-	-	-	-	-	-	-	(48)	(48)	(0.04)	-	-	-	-
Deferred tax adjustments	-	-	-	-	-	(151)	(151)	(0.14)	-	92	92	0.09	-	(178)	(178)	(0.16)
Qatar deferred tax adjustment	-	-	-	-	118	-	118	0.11	-	-	-	-	118	-	118	0.11
Alberta tax rate change	-	-	-	-	-	-	-	-	-	-	-	-	-	(25)	(25)	(0.02)
Recognition of deferred revenue	-	-	-	-	-	-	-	-	-	-	-	-	(297)	62	(235)	(0.21)
Adjusted earnings / (loss)			$ (201)	(0.19)			831	0.76			(1,040)	(0.97)			4,036	3.59

The income tax effects of the special items are primarily calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

ConocoPhillips
Table 2: Reconciliation of reported production to underlying production
In MBOED, Except as Indicated

	4Q20	4Q19	2020 FY	2019 FY
Total Reported Production	1,169	1,334	1,127	1,348

Adjustments:
Libya	(25)	(45)	(9)	(43)
Total Production excluding Libya	1,144	1,289	1,118	1,305

Closed Acquisitions & Dispositions[1]	(7)	(64)	(22)	(114)
Total Underlying Production	1,137	1,225	1,096	1,191

Estimated Production Curtailments[2]	-	-	80	-

[1]Includes production from the completed U.K. disposition, various Lower 48 dispositions and Australia-West disposition, in addition to production from the completed Montney acquisition in Canada.
[2]Estimated production impacts from price related curtailments, which are excluded from Total Production excluding Libya and Total Underlying Production.

ConocoPhillips
Table 3: Reconciliation of net cash provided by operating activities to free cash flow
$ Millions, Except as Indicated

	4Q20	2020 FY
Net Cash Provided by Operating Activities	1,672	4,802

Adjustments:
Net operating working capital changes	10	(372)
Cash from operations	1,662	5,174

Capital expenditures and investments	1,058	4,715
Free Cash Flow	604	459

ConocoPhillips
Table 4: Calculation of Reserve Replacement Ratios
MMBOE, Except as Indicated

End of 2019	5,262
End of 2020	4,459
Change in reserves	(803)

Production[1]	432
Change in reserves excluding production[1]	(371)
Total reserve replacement ratio	-86%

Production[1]	432
Purchases[2]	(29)
Sales[2]	36
Market Factors[3]	640
Changes in reserves excluding production[1], purchases[2], sales[2] and market factors[3]	276
Organic reserve replacement ratio, excluding Market Factors	64%

[1]Production includes fuel gas and Libya.
[2]Purchases refers to acquisitions and sales refers to dispositions.
[3]Market factors represent the use of historical 12-month pricing in measuring proved reserves as prescribed by SEC guidelines.

ConocoPhillips
Table 5: Reconciliation of 2020 pro forma production for ConocoPhillips & Concho
In MBOED, Except as Indicated

Pro Forma 2020 FY
Total Reported ConocoPhillips Production	1,127

Adjustments:
Libya	(9)
Closed Dispositions[1]	(20)
Estimated Production Curtailments[2]	80
Total ConocoPhillips Production adjusted for Libya, Dispositions and Curtailment Impacts	1,178

Estimated Concho Production[3]	322
Total Pro Forma Production	1,500

[1]Includes production from the completed Australia-West disposition and various Lower 48 dispositions.
[2]Estimated production impacts from price related curtailments, which are excluded from Total Reported ConocoPhillips Production.
[3]Concho full-year production estimate is based on the average daily production volumes of 322 MBOED for the nine months ended September 30, 2020 as publicly reported by Concho.

ConocoPhillips
Table 6: Reconciliation of pro forma adjusted operating costs for ConocoPhillips & Concho
$ Millions, Except as Indicated

Pro Forma 2019 FY
ConocoPhillips
Production and operating expenses	5,322
Selling, general and administrative (G&A) expenses	556
Exploration G&A, G&G and lease rentals	322
Operating costs	6,200

Adjustments to exclude special items:
Less pending claims and settlements	(60)
Adjusted ConocoPhillips operating costs	6,140

Adjustments:
Dispositions[1]	(481)
Adjusted ConocoPhillips operating costs excluding dispositions	5,659

Concho
Oil and natural gas production expenses	716
Gathering, processing and transportation expenses	115
General and administrative expenses	326
Exploration and abandonment expenses	201
Operating costs	1,358

Adjustments:[2]
Leasehold abandonment expenses	(147)
Other exploration expenses	(37)
Estimated accounting differences	125
Adjusted Concho operating costs	1,299

Total Pro Forma Adjusted Operating Costs	6,958

[1]Includes costs associated with the UK disposition, Australia-West disposition and various Lower 48 dispositions.
[2]Adjustments for reporting and accounting differences based on ConocoPhillips' definition of adjusted operating costs.

Contacts

John C. Roper (media)
281-293-1451
john.c.roper@conocophillips.com

Investor Relations
281-293-5000
investor.relations@conocophillips.com